Exhibit 99.1

LP Announces Modifications to Tender Offer for 10.875% Notes Due 2008 and Elimination of Related Consent Payment

Portland, Ore. (Dec. 2, 2003) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today that it has modified its pending tender offer (the “Offer”) for any and all of its 10.875% Senior Subordinated Notes due 2008 (“Notes”) and the related consent solicitation (the “Solicitation”).   The Offer and Solicitation were originally structured to provide a separate consent payment to all holders who granted consents in the solicitation by December 2, 2003, conditioned upon receipt by that date of sufficient consents to amend the indenture under which the Notes were issued.  Because the requisite number of consents has not been received, LP has (a) extended the Solicitation to expire simultaneously with the Offer (at 9:00 a.m. EST on December 16, 2003, unless further extended) and (b) amended the terms of the Solicitation to eliminate the payment of a consent fee.

The amount payable for each $1,000 principal of Notes accepted by LP for purchase pursuant to the Offer continues to be $1,170, plus accrued and unpaid interest, and will be payable upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, as amended or modified by this news release.  Although each holder who tenders Notes in the Offer will now be deemed to have granted consents with respect to those Notes in the Solicitation, no additional compensation will be paid for such consents.

LP also announced that it has waived or modified the conditions to the Offer so that the only conditions to the Offer are:

•                  the holders of a majority in aggregate outstanding principal amount of the Notes not owned by LP or its affiliates having, prior to the expiration date of the Offer, validly tendered to the Depositary for the Offer, and not validly withdrawn, such Notes; and

•                  there being no statute, rule, regulation, stay, judgment, order, decree or injunction be enacted, entered, issued, promulgated, enforced or deemed applicable by any court or other governmental authority that, in LP’s reasonable judgment, would prohibit or prevent consummation of the Offer.

The withdrawal rights associated with the Offer and the Solicitation have been modified so that Notes tendered may be withdrawn at any time prior to 9:00 a.m. EST on December 10, 2003.  No withdrawals of tenders will be permitted thereafter.

The statements contained in this press release modify or supersede all inconsistent statements contained in the Offer to Purchase and Consent Solicitation Statement dated November 17, 2003, and the Letter of Transmittal and Consent, relating to the Offer.  Except as described in the immediately preceding sentence, the Offer remains subject to all of the terms and conditions set forth in such Offer to Purchase and Consent Solicitation Statement and such Letter of Transmittal and Consent.

Holders of Notes who have already validly tendered their Notes pursuant to the procedures set forth in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent are not required to take any further action to effect a tender of their Notes.  Holders of Notes who wish to tender their Notes should use the Letter of Transmittal and Consent in the form originally disseminated by LP for this purpose.

LP does not make any recommendation as to whether or not any Holder should tender Notes.  Additional information concerning the terms and conditions, and the procedure for tendering Notes may be obtained from UBS Securities LLC, at 677 Washington Blvd., Stamford, Connecticut 06901, (203) 719-4210 or toll-free (888) 722-9555, extension 4210, Attention:  Liability Management Group.  Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from D.F. King & Co., Inc., at 48 Wall Street, New York, New York 10005, (888) 628-9011.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers.  Visit LP’s web site at www.lpcorp.com for additional information on the company.